Exhibit 99
      INTERNATIONAL [LOGO] PAPER

                                                   2 MANHATTANVILLE ROAD
                                                   PURCHASE, NY 10577-2196
   News Release

               Media Contacts:                Analyst Contacts:
               Phil Giaramita                 Carol Tutundgy
               (914) 397-1665                 (914) 397-1632
               Carl Gagliardi                 Maryanne Rupy
               (914) 397-1666                 (914) 397-1626
               Molly Sullivan                 Brian Turcotte
               (914) 397-1652                 (914) 397-1623

          INTERNATIONAL PAPER EXPECTS TO COMPLETE FEDERAL PAPER BOARD
            MERGER ON MARCH 12; WILL RESTRUCTURE SOME BUSINESSES TO
         IMPROVE PROFITABILITY; ANNOUNCES PROGRESS OF MAJOR EXPANSION
                      PROJECTS AND ON SALE OF TIMBERLANDS

February 13, 1996

PURCHASE, N.Y. -- International Paper said today that it expects to complete its merger with Federal Paper Board on March 12, following a meeting of Federal Paper Board shareholders earlier that day.

     The merger, valued at about $3.5 billion, will add two world class manufacturing facilities in Riegelwood, N.C., and Augusta, Ga., to International Paper, together with 700,000 acres of plantation timberland and a facility in the United Kingdom that is a leading supplier of uncoated free sheet. As a result of the synergies of the merger, International Paper expects to generate an annual increase to incremental savings of $100 million per year.

     International Paper also said it will be taking a series of actions to strengthen existing businesses, which will require a pre-tax charge to first quarter earnings of $500 million equal to $1.35 per share. These actions will generate annual pre-tax savings of $70 million or $.17 per share this year and $100 million or $.25 per share in 1997.

     The company said it expected the charge to include $260 million for the write-off of certain assets, $80 million for asset impairment, $115 million in associated severance costs and $45 million for other expenses, including the cancellation of leases.

     Approximately half of the $500 million charge will be used to improve the imaging products business in the United States and in Europe through consolidations, which will reduce costs and align products and services with customers in a time of rapid technology change. The remainder of the charge covers the sale or closure of facilities in several businesses and the impairment of assets. The company said that these decisions are under review and specific actions will be announced as appropriate.

     The company also reported that it is aggressively pursuing market expansion initiatives totaling $530 million. These include two facilities already exceeding start-up goals:

o the world's largest recycled containerboard machine at the company's Mansfield, La., facility, a machine that can produce 1,200 tons per day of high quality, recycled linerboard grades;

o a coated board machine at the corporation's Kwidzyn facility in Poland, which has the lowest industry cost structure in Europe. Production capacity at the facility has tripled since 1992.

Three additional new facilities will be starting up later in the first quarter:

o   a large, oriented strand board facility in Jefferson, Texas;

o International Paper's aseptic packaging facility in France that will broaden the company's presence in the important European market;

o a non-woven facility in Mexico, which will utilize the technologically advanced spunbond process, adding to the corporation's capabilities in another growing market area.

     The company also said it is on schedule to complete the sale of its timberland in Oregon and Washington within the next several months. The proceeds from this timberlands sale, which has a value of approximately $1 billion, will be used to strengthen the company's balance sheet.

     "All of these actions will strengthen us in the future. They position us for a challenging marketplace, but one that will continue to offer substantial opportunities. We're confident that we will be able to compete effectively and continue to grow," said John A. Georges, International Paper's chairman and chief executive officer.

     International Paper, an official sponsor of the 1996 Olympic games, is a worldwide producer of printing papers, packaging and forest products. The company also operates specialty businesses and a broadly based paper distribution network. International Paper has manufacturing operations in 28 countries and exports its products to more than 130 nations.

                                     # # #